CERTAIN INFORMATION (INDICATED BY ASTERISKS) IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

DISTRIBUTION AGREEMENT

This Distribution Agreement (the "Agreement") is dated as of the 26th day of March , 2008 and is by and between PURPLE BEVERAGE COMPANY, Inc a Nevada corporation (hereinafter called "Supplier" (the "Supplier"), with its principal place of business at 450 East Las Olas Boulevard, Suite 830, Ft. Lauderdale, Florida 33301 and B & E Juice Co. (the "Distributor" and sometimes collectively referred to herein with the Supplier as the "Parties"), a Connecticut Corporation with its principal place of business at 1085 Connecticut Ave., Bridgeport, Connecticut 06607 (the "Premises").

RECITALS:

WHEREAS, Supplier manufactures, sells, distributes and promotes the sale of beverages bearing the trademarks which Supplier represents and warrants are either owned by or licensed to Supplier (collectively, the "Trademarks") (and the beverages bearing such Trademarks are collectively referred to herein as "Supplier's Beverages"); and

WHEREAS, Distributor desires to sell, distribute, market and assist Supplier in the promotion of the sale of Supplier's Beverages and Supplier desires to grant the Distributor the right to sell, distribute, market and promote the sale of Supplier's Beverages (Supplier's Beverages are sometimes collectively referred to as the "Products" and individually, a "Product").

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration each to other the in hand paid and received, the Parties agree as follows:

1. Territory. Supplier hereby grants to the Distributor:

A. The sole and exclusive right to sell, distribute, market and promote the Products within the territory described in Schedule 1.A.1 annexed and incorporated herein by this reference (the "Territory") through all sales channels (a complete list of the Products is annexed as Schedule 1.A.2 and incorporated herein by this reference);

B. The sole and exclusive right of first refusal to sell, distribute, market and promote the beverages of Supplier's subsidiaries and related and affiliated entities (collectively, Supplier's Related Companies") each bearing trademarks which Supplier and the respective subsidiary and related or affiliated entity represents and warrants are either owned by or licensed to Supplier's Related Companies [and together with the Trademarks are collectively referred to herein as the Trademarks][and the beverages of Supplier's Related Companies together with the Supplier's Beverages are referred to herein as "Supplier's Beverages" which are collectively referred to herein as the "Products"], and

C. A royalty-free, non-exclusive, nontransferable right to use the Trademarks in connection with its performance under this Agreement (a complete list of the Trademarks is annexed as Schedule 1.0 and is incorporated herein by this reference and the Schedule may be amended from time to time to include additional Products).

2. Term. This Agreement shall be for a term of five (5) years commencing on the date set forth above and terminating on March 26th, 2013 (the "Initial Term"). The Initial Term shall be automatically renewed for successive terms of five (5) years each unless either Supplier or Distributor notifies the other in writing (the "Notice of Termination") not less than one hundred twenty (120) days prior to the expiration of the Initial Term or any subsequent term of its intent not to renew (the date of receipt of such notice, the "Notice Date"). In the event of timely notification of the Notice of Termination, the termination shall be effective as of the end of the then-existing five (5) year term.

3. Termination Payment - Non-Renewal.

A. If Supplier elects to terminate or not renew this Agreement beyond the expiration date of the then applicable term, Supplier will pay to Distributor a termination fee (the "Termination Payment") as follows:

1. The Termination Payment shall be that amount which is equal to [***].

2. Supplier shall pay the Termination Payment to Distributor by bank or certified check within ten (10) days of the effective date of termination. If such payment is not timely paid and actually received the Termination Payment shall bear interest at 2% over prime then established by Citigroup, N.A., or if Citigroup, N.A. does not then exist a financial institution of like kind, until fully paid. Additionally, until the Termination Payment is actually received by Distributor, Supplier shall be prohibited from engaging the services of another distributor and if Supplier does engage the services of another distributor without making the Termination Payment, Supplier shall be liable to Distributor, as and for liquidated damages, that amount equal to the "profit" made by Distributor for the prior year same month or month[s], as applicable, without affecting the amount and obligation to remit the Termination Payment (the "Termination Penalty").

B. Non-Renewal. If this Agreement is terminated as a result of Supplier's decision not to renew, then the Supplier shall:

1. At Distributors sole option, repurchase from Distributor all of the Distributor's inventory, obtained from Supplier at anytime and then existing at the date of termination, at the Distributor's cost for same plus [***] handling fee per case (the "Supplier's Termination Fee").

2. Pay Suppliers Termination Payment plus the inventory and handling fee to Distributor by bank or certified check within ten (10) days of the effective date of termination; provided, however, if the Supplier's Termination Fee is not timely paid and actually received, the Termination Penalty shall apply here with like force and effect.

3. At Distributors sole option, remove all of such inventory from the Premises within ten (10) days of the effective date of termination or the Supplier shall pay rent for same in an amount which the Distributor, in its sole reasonable discretion, may determine; provided, however, if such inventory is not removed in accordance with the terms of this sub-section, the Termination Penalty shall apply here with like force and effect.

4. Repurchase from Distributor all of the Distributor's hard point-of-sale materials then in inventory and all hard point-of-sale materials which are located in documented trade locations, at the Distributor's cost for same. The phrase "hard point-of-sale materials" shall for purposes hereof mean all product racks including refrigerator glide racks, barrels, floor stands and displays, and similar items. Notwithstanding the foregoing, the phrase "hard point-of-sale materials" shall include refrigerators, visi-coolers and the like used to refrigerate the Products, if Distributor, in its sole discretion, advises Supplier in writing of such inclusion within ninety (90) days of the Notice Date. If Distributor so advises Supplier, the price for such items shall be Distributor's cost less depreciation of such items on a straight-line basis. If Distributor does not so advise Supplier, such items shall remain the property of the Distributor and Distributor shall cause Supplier's name to be removed from such items within a reasonable time.

5. Reimburse Distributor for any slotting fees paid by Distributor to Distributor's current customers to obtain entry, shelf space, and refrigerator or display space for the Products (the "Slotting Fees"). The Supplier shall reimburse Distributor for the Slotting Fees by bank or certified check within ten (10) days of the date of Distributor's presentation of documentation in support of its payment of the Slotting Fees.

C. Penalties. In addition to the Termination Payment and Termination Fees, Distributor may cause Supplier to comply with the provisions of Section 10.B. below.

D. Termination Payment - Product Line. If the Supplier elects not to continue any line or lines of Products which Distributor has carried for not less than one year, then the discontinuance of any such line or lines of Products shall be deemed to be the equivalent of an election by the Supplier not to renew this Agreement as set forth in Section 2.B. above but only to the extent of the affected line or lines of Products. Supplier shall give written notice to Distributor of such election not to continue any line or lines of Products, and said discontinuance shall be effective as of 120 days from the receipt of such notice. Accordingly, in the event of any such discontinuance, Supplier will pay to Distributor a termination fee (the "Discontinuance Payment") as follows:

1. The Discontinuance Payment shall be that amount which is equal to [***].

2. The Discontinuance Payment shall be paid to Distributor by bank or certified check within ten (10) days of the Discontinuance Date.

4. Price. Supplier shall sell the Products to the Distributor at prices including delivery to the Premises. [***]

5. Payment Terms. Distributor shall pay for the Products purchased and delivered to it within thirty (30) days of the date of receipt of Supplier's product. Payment terms for payment of Product(s) shall be 2%-10 days, net 30 days.

6. Orders. Supplier shall use its best commercial efforts, but makes no warranties or guaranties as to the promptness of delivery, to fill promptly the orders sent to the Supplier by the Distributor. During busy times of the year when Products may not be available for immediate shipment, or when force majeure conditions exists, Supplier shall have the right to allocate deliveries at a level consistent with the prior course of dealing among Supplier and all of its distributors, including the Distributor; in such an event, any sales objectives for Distributor will be adjusted accordingly.

7. Covenants of the Distributor. The following covenants are material obligations of the Distributor:

A. To maintain, subject to Supplier's ability to deliver and availability of the Products, inventory of the Products at all times adequate to satisfy the anticipated demand for the Products.

B. To carry and sell a representative portion of the Products offered to Distributor by the Supplier in Schedule 1.A.2, which Schedule 1.A.2 shall be amended by the Supplier from time to time to include any new products accepted by Distributor.

C. To maintain complete records showing sales of Products. Within fifteen (15) business days of the last day of each month, Distributor shall make available to Supplier sales data for the Products for the prior month, in such format as is available.

D. To not intentionally ship any Products, directly or indirectly, outside of the Territory.

E. To abide by reasonable standard transshipment written policies as Supplier may adopt from time to time; provided a copy of such written policies are provided to Distributor in a timely manner. Such policies may include, without limitation, the assessment of costs and penalties to the Distributor related to such policies. If the Supplier is provided with information regarding transshipping by third parties in Distributor's territory, the Supplier will seek to identify the culpable party, and if found, seek to recover damages and, if damages are recovered, direct payment of same to Distributor.

8. Transfer of License.

A. The rights granted hereunder by the Supplier to the Distributor are based upon Supplier's careful investigation of Distributor's financial condition and the skill and knowledge of Distributor's personnel in its business of distributing and selling Products within the Territory. The rights granted under this Agreement are unique to Distributor, and may not be transferred in whole or in part, whether by an independent agreement, acquisition by another party of Distributor's capital stock or assets, a transaction resulting in a change in the ownership or control of Distributor, or otherwise, unless prior to such transfer the Supplier has expressly consented in writing thereto, or as otherwise provided in this Agreement.

B. Notwithstanding anything to the contrary contained in this Agreement:

1. Ownership or control of any part or all of Distributor may be transferred without prior notice to any and all members of the Hershkowitz family during their lifetime and at their death or to an entity controlled by the Hershkowitz family.

2. The provisions of this Paragraph 8 shall not be applicable to Distributor if it is or becomes a publicly owned corporation whose outstanding voting stock is listed on a national securities exchange or is traded actively in the over-the-counter market, or is controlled by or is in common control with such an entity, whether as a subsidiary, an affiliated entity, or the like.

3. If Distributor acquires all or substantially all of the assets or stock or membership interests, or any other ownership interest, however termed, of another distributor of Supplier, which distributor has previously been approved for distribution of the Products within a given territory by Supplier (the "Acquired Company"), then Supplier's consent shall be deemed to have been given to Distributor to acquire same and the definition of the term "Territory" shall be automatically amended so as to include the territory previously granted by Supplier to the Acquired Company.

9. Termination by Supplier.

A. This Agreement may be terminated by the Supplier immediately upon written notice upon the occurrence of any of the following events:

1. The liquidation of the Distributor's business, an assignment or attempted assignment by the Distributor for the benefit of creditors, the filing of a voluntary or involuntary petition for bankruptcy by or against Distributor which is not dismissed within 60 days of the date of filing, or the insolvency of Distributor.

2. Transfer of the license in violation of Section 7 hereof.

B. In the event of the Distributor's failure to comply with any of its other material obligations under this Agreement, the Supplier may issue a thirty (30) day Notice of Termination to Distributor, in writing, specifying the reason[s] for such termination with sufficient specificity to enable Distributor to cure the failure and to comply in the time frame set forth in this subsection, and which notice shall allow to Distributor an opportunity to cure the deficiency and comply with the obligation cited in such notice without penalty. Distributor must then either cure the deficiency within thirty (30) days of the date of Distributor's receipt of such notice or diligently proceed to commence to cure the deficiency within such 30 day period (if the cure requires more than 30 days, whereupon such cure period shall be extended as long as the Distributor diligently proceeds to cure any such alleged deficiency), or the termination shall be effective upon the expiration of such cure period.

C. If Distributor's fails to make any monetary payment hereunder in accordance with the Supplier's payment requirements, the Supplier may issue a thirty (30) day Notice of Termination to Distributor, in writing, with sufficient specificity detailing the exact non-payment and why it is a failure under this Agreement and which notice shall allow an opportunity to cure the deficiency and comply with the payment obligations hereunder within thirty (30) days of the date of Distributor's receipt of such notice. Distributor must cure within such thirty (30) days or the termination shall be effective upon the expiration of such thirty (30) day period.

Notwithstanding anything to the contrary contained in this Agreement, Supplier's right of termination described in this Paragraph shall be applicable only for Distributor's failure to pay for purchases of the Products, and not for Distributor's failure to pay any other amount, including, but not limited to, handling, breakage, transportation, promotion, advertising, or like costs, fees or expenses; for any or all of these costs, fees and expenses, Supplier and Distributor shall endeavor to amicably resolve payment of all such outstanding amounts and, if proven by Supplier to be correct and to have been due and payable, the amount due shall bear interest at the rate of twelve (12.0%) percent per year from the date such amount was otherwise due and payable.

10. Termination by Distributor.

A. This Agreement may be terminated by the Distributor, at its sole and exclusive option, immediately upon written notice upon the occurrence of any of the following events:

1. Liquidation of the Supplier's business, an assignment or attempted assignment by the Supplier for the benefit of creditors, the filing of a voluntary or involuntary petition for bankruptcy by or against Supplier which is not dismissed within 90 days of the date of filing, or the insolvency of Supplier.

2. Supplier's failure to pay any sums due to Distributor for promotional activities, samples, or any other reason, within thirty (30) days of properly documented requests for payment and within ten (10) days after written notice to cure. In this event Distributor shall have the immediate right to offset amounts due to it by Supplier in payments owed by it to Supplier.

3. Elimination of any or all Products from the Territory.

4. Sale or other transactions of the Products directly or through another distributor to the distribution channels for which Distributor has been granted exclusivity, with the exception of those accounts specifically excluded from the Agreement, if any.

5. Failure to process and ship Distributor's orders if Distributor is not in default of its monetary obligations.

6. Increasing prices to Distributor without raising prices to other distributors of the Products, or permitting Supplier's prices to Distributor to be more than the lowest price given to any distributor used or engaged by the Supplier, unless mutually agreed to between the parties.

7. A breach of any other provision of this Agreement by the Supplier.

B. Supplier's default shall be considered termination without cause and require the Supplier to pay to Distributor the Termination Payment as well as all other payments and reimbursements required under this Agreement. In addition, unless the Supplier has paid the Termination Payment as well as all payments and reimbursements required elsewhere to be paid under this Agreement the Supplier may not use any other distributor to act as a distributor for the Products in place of Distributor in any portion or all of the Territory without first offering such opportunity in writing to the Distributor, whereupon the Distributor shall have thirty (30) days to accept or reject such offer. If the Distributor does not accept the Supplier's offer within such 30 day period, then the Supplier may offer the right to act as a distributor for the Products in place of Distributor in any portion or all of the Territory only in accordance with such bona fide written offer within 90 days thereafter; any variation in the terms of such transaction from those contained in the bona fide written offer shall require a new offer to Distributor in accordance with the provisions of this Paragraph 10.B.

11. Termination Rights.

A. In the event of any termination, regardless of the reason, at the Distributor's sole option, the Supplier shall repurchase from the Distributor all of the Distributor's inventory of the Products at the Distributor's landed cost plus $1.00 handling fee per case. If Distributor exercises such option and requires Supplier to repurchase the inventory, the Supplier shall pay for same within twenty (20) days of the date of Supplier's receipt of the exercise of such option, but in any case not later than the date Supplier re-possesses such inventory. Supplier may not make any offer to any distributor regarding the Products and any portion or all of the Territory until the termination date.

B. Subject to the terms in this Agreement, the Supplier may have the right to set off and apply any and all amounts owned to it by Distributor, which are not disputed by Distributor, against any of the Supplier's obligations to Distributor upon termination or expiration of this Agreement.

C. Subject to the terms in this Agreement, Distributor may have the right to set off and apply any and all amounts owned to it by the Supplier, which are not disputed by the Supplier, against any of the Distributor's obligations to the Supplier upon termination or expiration of this Agreement.

12. Trademarks. The Distributor shall use the Trademarks in marketing, advertising and promoting the sale of the Products in accordance with the policies of the Supplier regarding the use of Trademarks. Any use by Distributor of advertising, sales or promotional materials shall be subject to the Supplier's prior written policies. Subject to the terms and conditions of this entire Agreement including but not limited to those applicable to the right to continue to distribute notwithstanding a termination, the right to use the Trademarks shall cease and terminate upon the effective date of termination of this Agreement. The Trademarks shall remain the sole and exclusive property of the Supplier. Distributor acknowledges nothing contained in this Agreement shall give Distributor any right or interest in the Trademarks or any other trademark, trade name, sign, symbol, emblem, device, trade style or slogan used by or at the direction of the Supplier upon or in relation to the Products. Distributor covenants not to do any act calculated to prejudice, affect, impair or destroy the title and/or interest of the Supplier in and to the Trademarks. If it shall come to the attention of Distributor that any person, firm or corporation is infringing any Trademark, Distributor will promptly notify the Supplier and cooperate fully with the Supplier in the defense and protection of the Trademarks. All use of the Trademarks by Distributor under this Agreement shall inure to the exclusive benefit of the Supplier. If any action, suit or proceeding is commenced against Distributor concerning Distributor's use of the Trademarks, Distributor shall promptly give notice thereof to the Supplier. The Supplier shall indemnify, defend and hold Distributor harmless from and against any and all liability, claims, fines, penalties, forfeitures and legal, court and expert costs (including reasonable attorneys' and expert fees) arising out of any claim or action by another party with respect to, related to or in connection with Distributor's use of the Trademarks. Distributor shall not enter into any settlement of any indemnified claim without the Supplier's consent.

13. Sub-Distributors. Distributor may appoint sub Distributors in furtherance of its obligations under this Agreement. Notwithstanding any such appointment, Distributor's obligation under this Agreement will not be thereby altered and Distributor shall be responsible for the conduct of all of its sub-Distributors. If this Agreement is terminated, any and all sub-Distributor agreements shall be automatically terminated as to the Products only. No sub-Distributor is intended as a third party beneficiary of this Agreement. The Distributor shall provide to each of its sub-Distributors adequate supervision and support to promote the Products including, but not limited to, providing information regarding new Products, promotional program participation, periodic sales meetings and point of sale materials.

14. Transshipping by Supplier.

A. If Supplier sells, distributes, or has sold or distributed the Products, directly or indirectly, in the Territory through distribution channels other than through Distributor, then in addition to all other remedies available for such breach, Supplier shall pay to the Distributor [***].

B. If Supplier sells, distributes, or has sold or distributed the Products, directly or indirectly, in the Territory through distribution channels other than through Distributor for a second time during the term of this Agreement, as same may be renewed, then in addition to all other remedies available for such breach, Supplier shall pay to the Distributor [***].

C. If Supplier sells, distributes, or has sold or distributed the Products, directly or indirectly, in the Territory through distribution channels other than through Distributor for any subsequent occurrences during the term of this Agreement, as same may be renewed, then in addition to all other remedies available for such breach, Supplier shall pay to the Distributor [***].

D. The above penalties shall apply to any improper distribution by Supplier or any subdivision thereof, its successors and/or assigns.

15. Governing Law and Venue. The enforceability and performance of this Agreement and any disputes or controversies between the Parties relating to, regarding or involving the subject matter of this Agreement or the relationship created hereby shall be governed exclusively by the procedural and substantive laws of the State of Connecticut which shall be the exclusive venue for resolution of disputes hereunder.

16. Dispute Resolution. Any dispute between the Parties shall be settled by arbitration before the American Arbitration Association ("AAA") in New York, New York pursuant to the Commercial Rules of the American Arbitration Association, then obtaining and the unsuccessful party shall be responsible for all arbitration costs including reasonable attorneys' fees for both parties resulting from said arbitration. Any arbitrator(s) selected to resolve the dispute shall be bound exclusively by the laws of the State of New York.

17. Assignment. Notwithstanding anything to the contrary contained in this Agreement, the Distributor reserves the right to assign this Agreement to a related corporation or other related business entity.

18. Indemnification by the Supplier. Supplier shall indemnify and hold the Distributor harmless against and from any and all claims, of any type or nature, made by third parties against the Distributor based upon, arising out of, or in any way related to: (1) the preparation, manufacturing and bottling of the Products, (2) the storage, warehousing and sale of the Products by the Supplier, (3) the conduct of the Supplier's business, (4) the Supplier's ownership or possession of property, (5) any negligent act, misfeasance or nonfeasance by the Supplier or any of its agents, servants, or employees, and (6) any and all fees, cost and expenses, including without limitation, reasonable attorneys' fees incurred by or on behalf of the Distributor in the investigation of or defense against any and all of the foregoing claims. The Distributor shall provide the Supplier prompt notice of receipt of any such claim. If the Distributor does not provide the Supplier with prompt notice of receipt of any such claim or matter to which the Distributor is entitled to indemnification hereunder in time to contest the determination of such liability, then the Supplier shall not be obligated to indemnify the Distributor with respect thereto. The Distributor shall not settle any such claim without the Supplier's prior knowledge and consent.

19. Indemnification by Distributor. Distributor shall indemnify and hold the Supplier harmless against and from any and all claims made by third parties against the Supplier based upon, arising out of, or in any way related to: (1) the storage, warehousing and sale of the Products by the Distributor (but only during the time periods in which the Distributor stored, warehoused and sold the Products, and specifically not including the manufacturing or bottling of same), (2) the conduct of the Distributor's business, (3) the Distributor's ownership or possession of property, (4) any negligent act, misfeasance or nonfeasance by the Distributor or any of its agents, servants, or employees, and (5) any and all fees, cost and expenses, including without limitation, reasonable attorneys' fees incurred by or on behalf of the Supplier in its defense against any and all of the foregoing claims. However, upon notice to the Supplier that the Distributor has assumed the defense of any legal action or proceeding, the Distributor shall not be liable to the Supplier for any legal or other expenses subsequently incurred by the Supplier in connection with the defense thereof. Supplier shall provide the Distributor prompt notice of receipt of any such claim it being understood that if the Distributor does not receive written notice of any matter to which the Supplier is entitled to indemnification hereunder in time to contest the determination of such liability, then the Distributor shall not be obligated to indemnify the Supplier with respect thereto. Supplier shall not settle any such claim without the Distributor's prior knowledge and consent.

20. Insurance. The Parties shall maintain Commercial General Liability/Excess Liability insurance including contractual liability with respect to the indemnity obligations set forth herein. Such insurance shall be maintained with limits of not less than $5,000,000 per occurrence. The Parties shall provide certificates of insurance to each other within thirty (30) days of executing this Agreement. Supplier's certificate shall verify that Big Geyser Inc. is named as an additional insured, that the insurance afforded applies as primary and non-contributory and that the coverage afforded under the policy will not be cancelled or changed to reduce or restrict the coverage until after at least thirty (30) days prior written notice to Distributor has been given.

21. Notices. All notices given by either party to the other must be in writing and shall be effective when received or refused, and must be transmitted by certified mail, return receipt requested, or overnight courier such as Federal Express. Notices to each party shall be addressed to its principal place of business shown above or any other address which a party specifies by written notice to the other. If sent to the Distributor, a copy of any notice of default shall also be sent to with a copy to Harry Frieland, Esq. Levitan & Frieland, 26 Columbia Turnpike, Florham Park, NJ 07932.

22. No Agency. Each of the Parties are independent principals and is not an agent, employee, partner or joint venturer of the other in the performance of this Agreement, and neither of them nor their agents or employees shall in any way act, or undertake to act, on behalf of, or hold itself out as, the agent of the other party.

23. No Franchise. Distributor acknowledges it has not and will not pay any fee to Supplier, directly or indirectly, in connection with this Agreement, and Distributor shall not be considered or deemed a "franchisee" of the Supplier for any purpose whatsoever. This Agreement does not contemplate and does not require Distributor to establish or maintain a fixed place of business for the sale of the Supplier's Products.

24. Force Majeure. Neither of the Parties shall be liable to the other for any failure to comply with any of the terms of this Agreement to the extent that any such failure is caused, directly or indirectly, by fire, strike, union disturbance, injunction or other labor problems, war (whether or not declared), riots, insurrection, government restrictions or other government acts, or other causes beyond the control of or without fault on the part of either the Supplier or Distributor. However, each party shall continue to be obligated to pay when due to the other any and all amounts which it shall have become duly obligated to pay in accordance with the terms of this Agreement. Upon the occurrence of any event of the type referred to in this Section, the party affected thereby shall give prompt notice thereof to the other party, together with a description of such event and the duration for which such party expects its ability to comply with the provisions of this Agreement to be affected thereby.

25. Entire Agreement. This Agreement constitutes the complete and entire agreement between the parties with respect to the subject matter thereof and supersedes all prior or contemporaneous written or oral agreements, representations, and understandings of or by either party with respect to such subject matter. All Schedules referred to in this Agreement and annexed are hereby incorporated into and by this reference made a part of this Agreement. No party shall be construed as the drafter of this Agreement, and in the event of construction of any portion of this Agreement by an arbitrator or court, there shall be no presumption that any ambiguity (if any is found to exist) shall be construed against any party.

26. No Oral Modification. No change, supplement, modification, alteration or amendment of this Agreement shall be binding unless set forth in writing and signed by the parties. This Agreement shall not be changed, supplemented, modified, altered, extended or amended by the course of dealing of either or both of the parties, or by trade usage or by any other event, except as specifically set forth herein.

27. Enforceability. If any term or provision of this Agreement, or the application thereof to any person or circumstance shall, to any extent, be found to be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

28. Non-waiver. No waiver by either party at any time, or with respect to any right, condition or requirement contained in this Agreement shall be deemed a waiver at any other time or with respect to any other right, condition or requirement. No conduct shall give rise to any estoppel to exercise any present or future right to terminate this Agreement. No waiver shall be valid unless in writing and signed by the waiving party, and the non-waiving party’s obligation with respect to fixture performance of ail other terms, covenants and conditions shall continue in full force and effect.

29. Captions. The captions contained in this Agreement are inserted for the sole purpose of convenience and do not define, describe, extend or limit the scope or the intent of this Agreement or any terms hereof.

30. Binding Effect. This Agreement shall be legally binding on the Parties, their respective successors and assigns and has been authorized by the Parties respective board of directors.

31. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the Parties have signed this Agreement on the date first above written.

SUPPLIER	DISTRIBUTOR

Purple Beverage Company	B & E Juice Co.

/s/ Theodore Farnsworth	/s/ Mitch Clyne
Theodore Farnsworth	Mitch Clyne
Title: CEO	Title: Vice President

Date: 3/27/2008	Date: 3/26/2008

SCHEDULE 1.A.1
TERRITORY

Fairfield County Connecticut

SCHEDULE 1.A.2
PRODUCTS

Purple antioxidant 7-juice beverage 10oz bottle/12/carton or any other size sold in the future by Purple Beverage Company.

SCHEDULE 1.B
TRADEMARKS AND SCHEDULE OF PRICES

Purple Trademark

[***]

SCHEDULE 2

PROMOTIONS, POINT OF SALE MATERIALS, SAMPLES AND SERVICES

After any initial sixty (60) day introductory period, Distributor and Supplier shall equally share the costs of all Product samples used by Distributor in the Territory, at Distributor's laid-in cost. Distributor and Supplier shall equally share the cost of discount and incentive programs initiated by Distributor. Deliveries made at the request of the Supplier shall be billed to Supplier at Distributor delivered price. Distributor and Supplier will equally share the cost of all promotional merchandise including wearables, such items to be valued at Supplier's actual costs.

All paper point-of-sale and promotional materials produced by Supplier shall be made available to Distributor at no cost to Distributor.

Distributor's and Supplier's marketing activity, which includes incentive programs, local event participation, promotional merchandise, samples, advertising or special promotional programs, will be the subject of separate agreements between Supplier and Distributor made from time to time.

Reimbursement by Supplier for agreed promotional expenses will be made within thirty (30) days from receipt of properly documented requests for payment from Distributor. Failure to pay within these terms will constitute a breach of this Agreement. Amounts due from Supplier and not received by Distributor within thirty (30) days may be offset against amounts due to Supplier.

SCHEDULE 3
OTHER COMMITMENTS BY DISTRIBUTOR AND SUPPLIER

1. COLD DRINK EQUIPMENT COMMITMENT - In the event Supplier and Distributor agree to share in the purchase of any refrigeration equipment for promotional purposes, said equipment shall become and remain the sole property of the Distributor.

2. PROMOTION - Promotional allowance, by Supplier, for local promotions must be at least $_______ per case over the entire term of this Agreement. Supplier will co-op all local promotions.

3. PALLETS- Either at no charge or with return policy.

4. BREAKAGE ALLOWANCE - An allowance of 48 bottles per trailer will be given to Supplier to offset small individual claims for routine breakage and damage to Products. Unsaleable products received from Supplier may be returned to Supplier for credit.

5. MANPOWER - Supplier agrees to maintain, in Distributor's territory, at least _____ full-time sales persons to assist in the sale of the Products.

SCHEDULE 4

MANUFACTURER ENDORSEMENT to be attached here

Where the Supplier is not the manufacturer of the products, a letter from the Manufacturer, endorsing the contract between Supplier and Distributor, shall be required to finalize this Agreement. Such letter will agree to protect the rights of the Distributor under this Agreement in the event of bankruptcy or default by Supplier.